INDEPENDENT AUDITORS' CONSENT



The Stockholders and Board of Directors
The Network Connection, Inc. and Subsidiary:

We consent to incorporation by reference in the registration statements (Nos. 333-38313 and 333-38315) on Forms S-8 and (No. 333-30980) on Form SB-2 of The
Network Connection, Inc. and subsidiary of our report dated September 27, 2000, relating to the consolidated balance sheets of The Network Connection, Inc. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the year ended June 30, 2000, the Transition Period ended June 30, 1999, and the year ended October 31, 1998, which report appears in the June 30, 2000, annual report on Form 10-KSB of The Network Connection, Inc. and subsidiary.

Our reported dated September 27, 2000, contains an unexplanatory paragraph that states tht The Network Connection, Inc. and subsidiary has incurred net losses from operations and has a working capital deficiency and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/ KPMG LLP

Phoenix, Arizona
October 5, 2000